SCHEDULE 14A


                                 (RULE 14A-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.1)



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                                           Commission only (as permitted
                                           by Rule 14a-6(e)(2)).

[ ] Definitive proxy statement.

[x] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                         Allstate Financial Corporation
    ------------------------------------------------------------------------
              (Name of the Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (check the appropriate box):

[x] No fee required.

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

                  [Allstate Financial Corporation letterhead]


                                   May 8, 1998


Dear Shareholder:

         Attached is a copy of a letter I sent to the "committee" today.

         I believe it may of interest to you.

         Also attached is a copy of our earnings release for the first quarter of 1998 which was disseminated earlier today.

                                          Sincerely,

                                          /s/Craig Fishman

                                          Craig Fishman
                                          President and Chief Executive Officer

                  [Allstate Financial Corporation letterhead]

                                                                     May 8, 1998

William H. Savage
David W. Campbell
Edward A. McNally
C. Scott Bartlett, Jr.
Lindsay B. Trittipoe

Timothy G. Ewing
Value Partners, Ltd.
2200 Ross Avenue
Suite 4660 West
Dallas, Texas  75201

Gentlemen:

     I believe that your letter dated May 6, 1998 to shareholders of Allstate Financial Corporation contains a series of statements which are false and misleading and represent a continuing pattern by you during this election contest to provide to shareholders disclosure which is incomplete, selective and simply untrue.

     I also believe that your most recent letter makes clear the fact that you still have no concrete plans for the future of Allstate, no concrete program as to how you would run the Company and no people who have the capacity to manage the Company. In addition, I am of the view that your efforts to take credit for improvements at the Company over the last two years are misleading and fundamentally untrue.

     Your unjustified innuendo that we are withholding the announcement of our first quarter results belies the fact that this is the week when we traditionally announce first quarter earnings. More importantly, however, as you can see from the press release of the first quarter earnings released earlier today, we achieved our seventh consecutive quarter of profitability.

* You state that your nominees proposed hiring outside sales executives to reduce reliance on Lee Fishman.

     -- This statement is false. Management initiated this proposal because of the fact that Lee Fishman is currently responsible for generating more than 50% of the Company's business. How do you propose to replace that business?

* You state that the committee's nominees proposed a national search for a national sales manager, which in turn led to the formation of Allstate Factors.

     -- This is a complete fabrication. The search you describe was in fact discontinued when Peter Matthy assumed the role of National Sales and Marketing Director. Allstate Factors was formed as a result of management recruiting a person who has extensive experience in the factoring business and recommending to the Board that the Company establish Allstate Factors. The committee's nominees had nothing to do with initiating or implementing this business opportunity -- other than to approve it in their capacity as board members.

*    You take credit for proposing our "graduate program" to retain customers.

     -- Again, a total fabrication by the committee. The customer retention program you describe was solely management's idea.

*    You talk about Lindsay Trittipoe's "business plan."

     -- You fail to mention that the mainstay of Mr. Trittipoe's business plan would be the purchase of accounts receivable from businesses who clean up gasoline station sites for states. Management rejected this suggestion because of the numerous collection and regulatory issues.

     -- You also fail to acknowledge that one of your nominees -- Mr. Savage -- stated that this was a "bad idea."

     -- You will also recall that Mr. Trittipoe was the proponent of the concept that the Company consider investing in Russian municipal debt and that management did not embrace that idea.

* You state that your members have referred prospective new clients and sources of business to the Company.

     -- You fail to state that the sum total of the prospective new clients amounted to two referrals, both of which were deemed by management to be totally unsuitable.

     -- You also fail to state that you have not introduced any sources of business to the Company.

     In addition to the above, you also make numerous other false and misleading statements in your letter --

* The purported problem pertaining to compliance with NASDAQ listing requirements which you trumpet as having recently discovered (and try to take credit in a prior letter for resolving) was nothing more than a momentary misunderstanding by NASDAQ which I clarified and rectified with one telephone call last fall.

* You state that I failed to provide the Audit Committee with an opportunity to meet with the Company's independent auditors in connection with the 1997 audit.

     -- You fail to mention that historically those meetings take place in May after management receives the annual "management letter" and that we have not yet received the 1997 "management letter."

     -- Also, you know that if any member of the Audit Committee had ever requested to meet with the Company's auditors, management would have arranged for the auditors to be made available promptly.

* You take issue with the extension in 1997 of stock options held by me and Mr. Winkler.

     -- You fail to note that the full Board, including four of your nominees (Messrs. Savage, Campbell, McNally and Trittipoe) approved the extension of those options, which represent options to acquire a mere 2,500 shares and 1,500 shares, respectively.

* You note that Lee Fishman's employment arrangement entitles him to a percentage of Allstate's total income.

     -- You fail to note that Lee Fishman is entitled to incentive compensation only with respect to any income in excess of $5,903,000 for a six month period in any calendar year and to date has never been paid anything pursuant to this incentive arrangement!

     -- You further fail to note that this incentive arrangement represents a percentage which is less than half of what we agree to pay unaffiliated sales agents (who do not have a minimum performance threshold) on transactions which they find and which are funded.

     -- Finally, you fail to note that this arrangement was approved by the Board as being in the best interests of the Company.

*    You note that you have no confidence in me.

     -- However, you fail to note that even though you have no confidence in me, you asked me to be a member of your slate and your nominees approved the extension of my employment contract. Query: Does Ewing have a similar lack of confidence in other members of his slate or does he have confidence in them because they are willing to serve on his slate?

     -- Now with four business days to go before the meeting you admit you need to find someone else to run the business because none of your people are qualified to do the job.

* You claim that it was the committee that first suggested a compromise slate.

     --   This statement is absolutely false.

* You make much of the fact that four of management's nominees have not purchased a single share of Allstate's stock.

     -- You should be aware of the fact when those four nominees are elected they will purchase shares of Allstate. They are obviously reluctant to do so while the specter of your possible election hangs over the Company.

* You observe that, by excluding a one time $600,000 recovery in 1997, Allstate's pre-tax income would be significantly reduced.

     -- I believe if any of you possessed any fundamental understanding of Allstate's business, you would know that our reported income frequently includes items of a one time nature which have a significant positive impact on our revenue.

* You note that the $8.5 million of non-accruing assets on the Company's books at the end of 1997 was nearly 40% higher than the $6.1 million at the end of 1995.

     -- You fail to disclose the fact that the 1997 figure is a 21.3% reduction in the total of $10.8 million in non-accruing assets which the Company carried on its books at the end of 1996. Moreover, you also fail to note that the 1997 figure represents a more conservative approach, which I implemented with the approval of the full Board (including all of your nominees then on the Board), the thrust of which was to put assets on non-accrual status more quickly. In 1995, that more conservative approach had not yet been implemented.

* You state the allowance for credit losses was only 32% of the total non-accruing assets at December 31, 1997.

     -- You fail to note that this represents a 50% increase from the 23.8% allowance at 1996 year end and that the 1997 allowance was reviewed and unanimously approved by the Audit Committee of which Messrs. Campbell and Trittipoe were members.

* You seem to be criticizing both the existence of Allstate's subsidiary -- Lifetime Options -- and the manner in which its business was discontinued.

     -- You fail to mention that during the years 1993 - 1996, Lifetime Options recorded net income before taxes in the amounts of $257,000; $271,000; $555,000 and $212,000, respectively.

     -- You also fail to note that the entire Board supported the decision to curtail the operations of Lifetime Options because of changing conditions in the viatical settlement business and the fact that the risk reward ratio in this business was no longer attractive.

     In my view, the platform on which the committee purports to stand for election is nothing more than a tissue of incomplete and selective statements and false and misleading disclosures.


                                          Very truly yours,

                                          /s/Craig Fishman

                                          Craig Fishman
                                          President and Chief Executive Officer

[LOGO]

For immediate release

Contact:  Craig Fishman, President and CEO
Phone:  (703) 931-2274




                         ALLSTATE FINANCIAL CORPORATION
                 REPORTS SEVENTH CONSECUTIVE PROFITABLE QUARTER:



     Arlington, VA, May 8, 1998 - Allstate Financial Corporation (NASDAQ: ASFN) today announced results for the first quarter ended March 31, 1998, its seventh consecutive quarter of profitability.


     Total revenue for the first quarter of 1998 was $2,963,482, an increase of 8.5%, compared with total revenue of $2,732,106 reported for the same period in 1997.


     Earnings for the first quarter of 1998 were $131,729 or $.06 per diluted share versus $257,872 or $.11 per diluted share for the comparable period in 1997.


     Excluding  one-time,   non-recurring  charges  of  approximately   $178,000
incurred for the current proxy contest and the litigation preceding it, earnings for the first quarter of 1998 were approximately $244,000 or $.11 per share.


     Also included in earnings for the first quarter of 1998 are the results of Allstate Factors. Excluding the aforementioned non-recurring charges and the results of Allstate Factors, earnings for the first quarter of 1998 were approximately $317,000 or $.14 per share, a 23% increase over earnings for the first quarter of 1997.


     Craig Fishman, President and Chief Executive Officer, commented: "We are pleased to extend our uninterrupted string of profitable quarters to seven. Our 23% earnings increase discussed above is the result of our business plan which emphasizes risk management, expense control, client retention and the diversification of our product mix and the overall risk profile of our portfolio. Unfortunately, the current proxy contest and the litigation preceding it adversely affected our results in the first quarter of 1998 and will do so in the second quarter of 1998, as well."

     Mr. Fishman continued, "We look forward to the conclusion of the proxy contest and re-doubling our efforts to execute our business plan successfully."

     Allstate Financial Corporation provides funding to small- and medium-sized companies by purchasing and monitoring portions of their accounts receivable and by making asset-based loans secured by accounts receivable, inventory, equipment and other assets. Allstate Factors, a division of Allstate Financial Corporation, is engaged in traditional non-recourse factoring of accounts receivable.





                         ALLSTATE FINANCIAL CORPORATION


                              Financial Highlights



                                                          At or for the Three
                                                             Months Ended,
                                                               March 31

                                                      1998                   1997

Total Revenue                                      $ 2,963,482             $ 2,732,106

Net Income                                         $   131,729             $   257,872

Earnings Per Share - Basic                         $      0.06             $      0.11

Net Income Adjusted for                            $   317,000             $   257,872
Non-Recurring Charges
and Allstate Factors

Adjusted Earnings Per Share                        $      0.14             $      0.11

Shares Equity                                      $23,703,384             $22,784,409

Book Value Per Share                               $     10.22             $      9.83

Weighted Average Shares
Outstanding - Basic                                  2,318,878               2,317,919









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